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                                                                     EXHIBIT 8.1


          FORM OF TAX OPINION OF PARKER CHAPIN FLATTAU & KLIMPL, LLP



                                         [Date]

Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey 07087


          Re:  Tax Consequences of Merger of Icon CMT Corporation
               --------------------------------------------------


Gentlemen:

          We have acted as counsel to Icon CMT Corp., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Qwest 1998-I Acquisition Corp. ("Subsidiary"), a Delaware corporation and a wholly owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("Parent"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement"), among the Company, Parent and Subsidiary. This opinion is being rendered pursuant to the Merger Agreement. All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement.

          In connection with this opinion, we have examined a copy of the Merger Agreement and Qwest's Registration Statement on Form S-4 as filed with the Securities Exchange Commission on ________, 1998 (the "Form S-4"). In our examination, we have assumed the genuineness of all signatures, the legal capacity and corporate authority of all parties, and the authenticity and conformity to originals of all documents submitted to us. In rendering the opinion set forth below, we have assumed that the parties will act in accordance with the terms, representations and covenants contained in the Merger Agreement. In addition, we have relied upon certain written representations and covenants of Qwest and the Company, copies of which are annexed hereto (the "Representation Letters"), and have assumed that the parties will act in accordance with the representations and covenants set forth therein.

          Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Qwest and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          As a tax-free reorganization, the Merger will have the following Federal income tax consequences for the Company and its stockholders:

          1. The Company will not recognize any gain or loss as a result of the Merger.

          2. No gain or loss will be recognized by holders of Company Common Stock as a result of the exchange of such shares for shares of Qwest Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share of Qwest Common Stock. Each stockholder of the Company receiving
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cash in lieu of a fractional share of Qwest Common Stock will be treated as having received such fractional share and as having sold it for the cash received, thereby recognizing gain or loss equal to the difference between the amount of cash received and that stockholder's tax basis in the fractional share. Such gain or loss will generally be capital gain or loss, unless the deemed sale is essentially equivalent to a dividend within the meaning of
Section 302 of the Code.

          3. The tax basis of the shares of Qwest Common Stock received by each stockholder of the Company (including any fractional share deemed to have been received by that stockholder) will be equal to the tax basis of such stockholder's shares of Company Common Stock exchanged in the Merger.

          4. The holding period for the shares of Qwest Common Stock received by each stockholder of the Company (including any fractional share deemed to have been received by that stockholder) will include the holding period for the shares of Company Common Stock of such stockholder exchanged in the Merger.

          The foregoing opinion relates only to the U.S. federal income tax consequences of the Merger to a U.S. person who holds the Company Common Stock as a capital asset within the meaning of Section 1221 of the Code. In addition, it does not apply to certain types stockholders who are subject to special treatment under the Code in light of their particular situations.

          Our opinion is based upon our analysis of those provisions of the Code, Treasury Regulations, administrative rulings and proceedings and case law as of the date hereof which we deem relevant. It should be noted that such authority is subject to change retroactively as well as prospectively, and that we have no duty to advise you of any such changes or their effect upon this opinion. It should also be recognized that the Internal Revenue Service may disagree with our conclusions and that a court may uphold such contrary positions. Finally, in expressing our opinions, we have relied on the facts, representations and covenants as set forth in the Merger Agreement, the Form S-4 and the Representation Letters. We have not made any independent analysis of any of the items or information set forth therein or reviewed any other documentation in connection therewith. If any of the facts are determined to be different than those stated therein or any of the representations or covenants are breached, our conclusions may no longer be applicable.

          Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Merger to any party, or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and may be relied upon solely by your and your stockholders in connection with the Merger. This opinion may not be used or relied upon by any other person or for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                    Very truly yours,